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                                                                   Exhibit 10.17

                     Summary of 2005 Executive Compensation

On March 9, 2005, the Compensation Committee of the Board of Directors of Keane, Inc. (the "Company") approved the 2005 Incentive Compensation Plan for the Company's executive officers.

The incentive awards are based on the Company's pre-established performance objectives, primarily financial measures to be achieved for the year ended December 31, 2005. These financial measures at the Company wide level include cash earnings per share (CEPS)(1), revenues, days sales outstanding (DSO)(2) and at the business unit level, revenues and operating income. The pre-established performance objectives also include non-financial measures that are based upon the executive's individual objectives, such as leadership initiatives, organizational effectiveness, brand development and compliance.

Each executive was assigned a pre-established incentive target expressed as a percentage ranging from 50% to 100% of his or her base salary. Current salary of each of the executive officers is as follows:

EXECUTIVE OFFICER                                                             BASE SALARY
--------------------------------------------------------------------------   -------------
Brian T. Keane - President and Chief Executive Officer                       $     525,000

John J. Leahy - Senior Vice President - Finance and Administration and
Chief Financial Officer                                                      $     430,000

Robert B. Atwell, Senior Vice President - North American Branch Operations   $     430,000

Russell Campanello, Senior Vice President - Human Resources                  $     300,000

Georgina Fisk, Vice President - Marketing                                    $     215,000

Raymond W. Paris, Senior Vice President - Healthcare Solutions Division      $     320,000

Laurence Shaw, Senior Vice President - International Operations              L     225,000

L -- amount in British Pounds.

Each executive is eligible for reimbursement of Financial Planning services up to $12,000 per year. In addition, under the Company's 401(K) deferred profit and sharing plan, after one-year of employment, the Company contributes $.50 for each pre-tax dollar deferred, up to 6.0% of the executive's annual salary contributed. Lastly, each executive is eligible for awards under the Company's stock incentive plans.

(1) Keane's management believes that cash performance is the primary driver of long-term per share value and, accordingly, views diluted cash earnings per share (CEPS) as an important indicator of performance. CEPS excludes amortization of intangible assets, stock-based compensation, restructuring charges, net, and in 2003, an arbitration award. CEPS includes the weighted average impact of the shares issuable upon conversion of the debentures. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles
(GAAP).

(2) DSO is calculated using trailing three months total revenue divided by the number of days in the period to determine daily revenue. The average accounts receivable balance for the three-month period is then divided by daily revenue.